Exhibit 2.2

UNITED STATES BANKRUPTCY COURT
EASTERN DISTRICT OF WISCONSIN

In re: CIB MARINE BANCSHARES, INC. Debtor in Possession.	Case No. 09-33318 Chapter 11

FINDINGS OF FACT, CONCLUSIONS OF LAW AND ORDER (I) APPROVING THE DEBTOR’S (A) DISCLOSURE STATEMENT PURSUANT TO SECTIONS 1125 AND 1126(b) OF THE BANKRUPTCY CODE, (B) SOLICITATION OF VOTES AND VOTING PROCEDURES, AND (C) FORMS OF BALLOTS AND (II) CONFIRMING DEBTOR’S PREPACKAGED PLAN OF REORGANIZATION PURSUANT TO CHAPTER 11 OF THE BANKRUPTCY CODE

The above-captioned debtor and debtor in possession (the “Debtor”) having:1

a.
commenced the above-captioned chapter 11 case (the “Chapter 11 Case”) by filing a voluntary petition for relief under chapter 11 of title 11 of the United States Code, 11 U.S.C. §§ 101 et seq. (as amended, the “Bankruptcy Code”) on September 15, 2009 (the “Petition Date”);

b.	continued to operate its business and manage its properties as debtor in possession pursuant to sections 1107(a) and 1108 of the Bankruptcy Code;

c.
filed, on September 16, 2009, (i) the Debtor’s Prepackaged Plan of Reorganization Pursuant to Chapter 11 of the Bankruptcy Code (the “Plan”) [Docket No. 18], and (ii) the Disclosure Statement for Debtor’s Prepackaged Plan of Reorganization Pursuant to Chapter 11 of the Bankruptcy Code (the “Disclosure Statement”) [Docket No. 17];

d.
distributed the Disclosure Statement and appropriate Ballots for voting on the Plan to Holders of Class 3 (TruPS Claim)s beginning on July 16, 2009, consistent with the Bankruptcy Code, the Federal Rules of Bankruptcy Procedure (the “Bankruptcy Rules”) and the Local Rules of the United States Bankruptcy Court for the Eastern District of Wisconsin (the “Local Rules”), set the Voting Deadline as August 17, 2009, at 5:00 p.m. (prevailing Central Time), extended the Voting Deadline to September 9, 2009 at 5:00 p.m. (prevailing Central Time) and again extended the Voting Deadline to September 15, 2009 at 5:00 p.m. (prevailing Central Time) as evidence by the Report on Voting Procedures and the Tabulation of Ballots on the Debtor’s Prepackaged Plan of Reorganization Pursuant to Chapter 11 of the Bankruptcy Code [Docket No. 19] (the “Voting Certification”);

e.
filed, on September 16, 2009, the Debtor’s Motion for Entry of Order (A) Scheduling an Objection Deadline and Combined Hearing on its Disclosure Statement and Plan Confirmation, (B) Approving Form and Notice of Confirmation Hearing, (C) Establishing Procedures for Objections to the Plan and Disclosure Statement, (D) Approving Solicitation Procedures, and (E) Granting Related Relief [Docket No. 15] (the “Scheduling Motion”);

f.
filed, on September 24, 2009, the Summary of Plan of Reorganization and Notice of Combined Hearing on (A) Disclosure Statement and (B) Confirmation of Plan of Reorganization and Related Matters, which contained notice of the commencement of the Chapter 11 Case, the date and time set for the hearing to consider approval of the Disclosure Statement and confirmation of the Plan, the deadline for filing objections to the Plan and Disclosure Statement, and a summary of the Plan (the “Confirmation Hearing Notice”); and

1  Unless otherwise noted, capitalized terms not defined herein shall have the meanings ascribed to them in the Plan (as defined herein) and the “Rules of Construction” (set forth in Article I, Section 1.2 of the Plan), to the extent applicable, shall apply to the Confirmation Order (as defined herein).

g.
served, pursuant to the Order (A) Scheduling an Objection Deadline and Combined Hearing on Debtor’s Disclosure Statement and Plan Confirmation, (B) Approving Form and Notice of Confirmation Hearing, (C) Establishing Procedures for Objections to Debtor’s Plan and Disclosure Statement, and (D) Granting Related Relief [Docket No. 33] (the “Scheduling Order”), the Confirmation Hearing Notice in accordance with the terms of the Scheduling Order as evidenced by (i) the Affidavit of Service of Jennifer B. Herzog [Docket No. 48], (ii) the Affidavit of Service of Jennifer B. Herzog [Docket No. 49], (iii) the Supplemental Affidavit of Service of Mary E. Roufus [Docket No. 56], (iv) the Supplemental Affidavit of Service of Mary E. Roufus [Docket No. 57], (v) the Supplemental Affidavit of Service of Mary E. Roufus [Docket No. 58], (vi) the Supplemental Affidavit of Service of Mary E. Roufus [Docket No. 59], (vii) the Supplemental Affidavit of Service of Mary E. Roufus [Docket No. 60], (viii) the Supplemental Affidavit of Service of Mary E. Roufus [Docket No. 70], (ix) the Supplemental Affidavit of Service of Mary E. Roufus [Docket No. 71], (x) the Supplemental Affidavit of Service of Mary E. Roufus [Docket No. 78], (xi) the Supplemental Affidavit of Service of Mary E. Roufus [Docket No. 103], (xii) the Supplemental Affidavit of Service of Mary E. Roufus [Docket No. 104], (xiii) the Supplemental Affidavit of Service of Mary E. Roufus [Docket No. 105], (xiv) the Supplemental Affidavit of Service of Mary E. Roufus [Docket No. 106] and (xv) the Supplemental Affidavit of Service of Mary E. Roufus [Docket No. 107] (collectively, the “Confirmation Hearing Notice Affidavits”).  The Confirmation Hearing Notice gave notice that the hearing to confirm the Plan and Disclosure Statement was to be held on October 28, 2009 at 1:30 p.m.

The Court having:

a.	entered, on September 18, 2009, the Scheduling Order;

b.
set October 28, 2009, at 1:30 p.m., prevailing Central Time, as the date and time for the commencement of the Confirmation Hearing (as defined herein) pursuant to Bankruptcy Rules 3017 and 3018 and sections 1126, 1128, and 1129 of the Bankruptcy Code, as set forth in the Scheduling Order;

c.
reviewed the Plan, the Disclosure Statement, the Voting Certification, the Notice Affidavits, the Ballots and all filed pleadings, exhibits, statements, and comments regarding Confirmation, including all objections, statements and reservations of rights;

d.
held a hearing to consider the adequacy of the Disclosure Statement and the Confirmation of the Plan on October 28, 2009 (the “Confirmation Hearing”) after due and sufficient notice was given to Holders of Claims against, and Equity Interests in, the Debtor and other parties in interest in accordance with the Scheduling Order, the Bankruptcy Code, the Bankruptcy Rules and the Local Rules, in each as established by the Notice Affidavits;

e.	heard the statements, arguments and any objections made by counsel in respect of Confirmation;

f.	considered all oral representations, testimony, documents, filings and other evidence regarding Confirmation; and

g.	taken judicial notice of all pleadings and other documents filed, all orders entered and all evidence and arguments presented in the Chapter 11 Case.

NOW, THEREFORE, it appearing to the Court that notice of the Confirmation Hearing and the opportunity for any party in interest to object to Confirmation have been adequate and appropriate as to all parties affected or to be affected by the Plan and the transactions contemplated thereby, and the legal and factual bases set forth in the documents filed in support of Confirmation and presented at the Confirmation Hearing establish just cause for the relief granted herein; and after due deliberation thereon and good cause appearing therefore, the Court hereby makes and issues the following Findings of Fact, Conclusions of Law and Orders:

FINDINGS OF FACT AND CONCLUSIONS OF LAW

IT IS HEREBY DETERMINED, FOUND, ADJUDGED, DECREED AND ORDERED THAT:

A.           Findings and Conclusions.  The findings and conclusions set forth herein and in the record of the Confirmation Hearing constitute the Court’s findings of fact and conclusions of law pursuant to Rule 52 of the Federal Rules of Civil Procedure, as made applicable herein by Bankruptcy Rules 7052 and 9014.  To the extent any of the following findings of fact constitute conclusions of law, they are adopted as such.  To the extent any of the following conclusions of law constitute findings of fact, they are adopted as such.

B.           Jurisdiction, Venue, Core Proceeding (28 U.S.C. §§ 157(b)(2), 1334(a)).  The Court has jurisdiction over the Chapter 11 Case pursuant to 28 U.S.C. § 1334.  Approval of the Solicitation and Solicitation Procedures (as each such term is defined herein), Disclosure Statement and confirmation of the Plan are core proceedings pursuant to 28 U.S.C. §157(b) and the Court has jurisdiction to enter a final order with respect thereto.  The Debtor is an eligible debtor under section 109 of the Bankruptcy Code.  Venue is proper in this District and before the Court pursuant to 28 U.S.C. §§ 1408 and 1409.  The Debtor is a proper plan proponent under section 1121(a) of the Bankruptcy Code.

C.           Chapter 11 Petition.  On the Petition Date, Debtor commenced with the Court a voluntary case under chapter 11 of the Bankruptcy Code.  The Debtor is authorized to continue to operate its business and manage its properties as debtor in possession pursuant to sections 1107(a) and 1108 of the Bankruptcy Code.  No trustee or examiner has been appointed in the Chapter 11 Case pursuant to section 1104 of the Bankruptcy Code.  No statutory committee of unsecured creditors or equity security holders has been appointed pursuant to section 1102 of the Bankruptcy Code.

D.           Judicial Notice, Objections.  The Court takes judicial notice of (and deems admitted into evidence for Confirmation) the docket of the Chapter 11 Case maintained by the Clerk of the Court, including all pleadings and other documents filed, all orders entered and all evidence and arguments made, proffered or adduced at the hearings held before the Court during the pendency of the Chapter 11 Case.  Any resolutions of objections to Confirmation explained on the record at the Confirmation Hearing are hereby incorporated by reference.  All unresolved objections, statements and reservations of rights are overruled on the merits.

E.           Burden of Proof.  The Debtor has the burden of proving the elements of sections 1129(a) and (b) of the Bankruptcy Code by a preponderance of the evidence.  Debtor has met such burden.

F.           Adequacy of Disclosure Statement.  The Disclosure Statement (a) contains sufficient information of a kind necessary to satisfy the disclosure requirements of all applicable non-bankruptcy law, rules and regulations, including the Securities Act of 1933, as amended (the “Securities Act”), (b) contains “adequate information” (as such term is defined in section 1125(a) and used in section 1126(b)(2) of the Bankruptcy Code) with respect to the Debtor, the Plan, and the transactions contemplated therein and (c) is approved in all respects.

G.           Voting.  As evidenced by the Voting Certification, votes to accept or reject the Plan have been solicited and tabulated fairly, in good faith and in a manner consistent with the Bankruptcy Code, the Bankruptcy Rules, the Local Rules and any applicable non-bankruptcy law, rule and regulation.

H.           Solicitation.  Prior to the Petition Date, the Plan, the Disclosure Statement and the Ballots and, subsequent to the Petition Date, the Confirmation Hearing Notice, were transmitted and served in compliance with the Bankruptcy Code, including sections 1125 and 1126 thereof, the Bankruptcy Rules, including Bankruptcy Rules 3017 and 3018, the Local Rules and the Scheduling Order.  The forms of the Ballots adequately addressed the particular needs of the Chapter 11 Case and were appropriate for Holders of Claims in the Class listed in the chart below, which lists the Class of Claims entitled under the Plan to vote to accept or reject the Plan.

Class	Designation
Class 3	TruPS Claims

The period during which the Debtor solicited acceptances to the Plan was a reasonable period of time for Holders of Claims entitled to vote to accept or reject the Plan to make an informed decision to accept or reject the Plan.  In particular, and without limitation, (a) the Plan, the Disclosure Statement and the Ballots were transmitted to Holders of Class 3 (TruPS Claims), (b) sufficient and reasonable time and notice was prescribed for the Holders of TruPS Claims in Class 3 to accept or reject the Plan, (c) the Ballots submitted by the Holders of TruPS Claims in Class 3 (whether before or after the commencement of the Chapter 11 Case) were submitted by the Holders of record of the TruPS Claims in Class 3 on July 15, 2009 (the date specified in such documents for the purpose of the solicitation) (the “Record Date”) and (d) the establishment and notice of the Record Date was appropriate and reasonable.  Pursuant to section 1126(f) of the Bankruptcy Code, the Debtor was not required to solicit votes from the Holders of Claims or Equity Interests in the Classes listed in the chart below as each such Class is Unimpaired under the Plan and conclusively presumed to have accepted the Plan.

Class	Designation
Class 1	Other Priority Non-Tax Claims
Class 2	Unsecured Claims
Class 4	Equity Interests

As described in and as evidenced by the Voting Certification and the Notice Affidavits, the transmittal and service of the Plan, the Disclosure Statement, the Ballots, the Confirmation Hearing Notice and publication of such Confirmation Hearing Notice (all of the foregoing, the “Solicitation”) was timely, adequate and sufficient under the circumstances.  The solicitation of votes on the Plan complied with the solicitation procedures set forth in the Scheduling Motion and approved in the Scheduling Order (the “Solicitation Procedures”), was appropriate and satisfactory based upon the circumstances of the Chapter 11 Case and was in compliance with the provisions of the Bankruptcy Code, the Bankruptcy Rules, the Local Rules and any other applicable rules, laws and regulations.  The Debtor, the Reorganized Debtor, the Holders of the TruPS Claims and any and all affiliates, directors, officers, members, managers, shareholders, partners, employees, attorneys and advisors of each of the foregoing that may have solicited votes on the Plan or participated in the formulation of the Plan, participated in good faith and in compliance with the applicable provisions of the Bankruptcy Code and, therefore, are entitled to the protections of section 1125(e) of the Bankruptcy Code.

I.           Notice.  As is evidenced by the Voting Certification and the Notice Affidavits, the transmittal and service of the Plan, the Disclosure Statement and Ballots were adequate and sufficient under the circumstances, and all parties required to be given notice of the Confirmation Hearing (including the deadline for filing and serving objections to confirmation of the Plan) have been given due, proper, timely and adequate notice in accordance with the Scheduling Order and in compliance with the Bankruptcy Code, the Bankruptcy Rules, the Local Rules and any applicable non-bankruptcy law, rule and regulation and such parties have had an opportunity to appear and be heard with respect thereto.  No other or further notice is required.

J.           Plan Compliance with the Bankruptcy Code (11 U.S.C. § 1129(a)(1)).  The Plan complies with the applicable provisions of the Bankruptcy Code and, as required by Bankruptcy Rule 3016, the Plan is dated and identifies the Debtor as proponent, thereby satisfying section 1129(a)(1) of the Bankruptcy Code.

K.           Proper Classification (11 U.S.C. §§ 1122, 1123(a)(1)).  In addition to Administrative Claims (Article II, Section 2.1 of the Plan) and Priority Tax Claims (Article II, Section 2.2 of the Plan), which need not be classified, Article III of the Plan classifies four Classes of Claims and Equity Interests.  The Claims and Equity Interests placed in each Class are substantially similar to other Claims and Equity Interests, as the case may be, in each such Class.  Valid business, factual, and legal reasons exist for separately classifying the various Classes of Claims and Equity Interests created under the Plan and such Classes do not unfairly discriminate among Holders of Claims and Equity Interests.  The Plan, therefore, satisfies sections 1122 and 1123(a)(1) of the Bankruptcy Code.

L.           Specified Unimpaired Classes (11 U.S.C. § 1123(a)(2)).  Article IV of the Plan specifies that Claims or Equity Interests listed in the chart below are unimpaired under the Plan within the meaning of section 1124 of the Bankruptcy Code, thereby satisfying section 1123(a)(2) of the Bankruptcy Code.

Class	Designation
Class 1	Other Priority Non-Tax Claims
Class 2	Unsecured Claims
Class 4	Equity Interests

M.           Specified Treatment of Impaired Classes (11 U.S.C. § 1123(a)(3)).  Article IV, Section 4.3 of the Plan designates the Class of Claims listed in the chart below as impaired and specifies the treatment of the Claims in that Class within the meaning of section 1124 of the Bankruptcy Code, thereby satisfying section 1123(a)(3) of the Bankruptcy Code.

Class	Designation
Class 3	TruPS Claims

N.           No Discrimination (11 U.S.C. § 1123(a)(4)).  The Plan provides for the same treatment by the Debtor for each Claim or Equity Interest in each respective Class unless the Holder of a particular Claim or Equity Interest has agreed to a less favorable treatment of such Claim or Equity Interest, thereby satisfying section 1123(a)(4) of the Bankruptcy Code.

O.           Implementation of the Plan (11 U.S.C. § 1123(a)(5)).  The Plan provides adequate and proper means for the implementation of the Plan, thereby satisfying section 1123(a)(5) of the Bankruptcy Code, including:  (a) the continued corporate existence of the Debtor; (b) generally allowing for all corporate action necessary to effectuate the Plan, including the assumption of executory contracts, appointment of the directors and officers of the Reorganized Debtor, and the issuance and distribution of the Company Preferred Stock required to be issued pursuant to the Plan; (c) the adoption and filing of the Articles of Amendment; (d) the identification of sources of consideration from which the Debtor will make distributions under the Plan; (e) the retention of all Equity Interests by the current shareholders; and (f) the preservation of the Debtor’s Causes of Action.

P.           Non-Voting Equity Securities/Allocation of Voting Power (11 U.S.C. § 1123(a)(6)).  The Articles of Amendment for the Reorganized Debtor filed as part of the Plan do not authorize the issuance of non-voting equity securities, thereby satisfying section 1123 (a)(6) of the Bankruptcy Code.

Q.           Designation of Directors and Officers (11 U.S.C. § 1123(a)(7)).  Article VI, Section 6.1 of the Plan provides for the continuing existence of the Debtor and Article VIII.A of the Disclosure Statement identifies the directors and officers of the Reorganized Debtor and the means for selection of future officers and directors in a manner consistent with the interests of creditors, equity security Holders and public policy, thereby satisfying section 1123(a)(7) of the Bankruptcy Code.

R.           Impairment/Unimpairment of Classes of Claims and Equity Interests (11 U.S.C. § 1123(b)(1)).  Pursuant to Article IV of the Plan, the Classes of Claims and Equity Interests listed in the chart below are impaired, as contemplated by section 1123(b)(1) of the Bankruptcy Code.

Class	Designation
Class 3	TruPS Claims

Pursuant to Article IV of the Plan, the Classes of Claims and Equity Interests listed in the chart below are unimpaired, as contemplated by section 1123(b)(1) of the Bankruptcy Code.

Class	Designation
Class 1	Other Priority Non-Tax Claims
Class 2	Unsecured Claims
Class 4	Equity Interests

S.           Assumption and Rejection (11 U.S.C. § 1123(b)(2)).  Article IX of the Plan, governing the assumption and rejection of executory contracts and unexpired leases, meets the requirements of section 365 of the Bankruptcy Code.  There have been no objections to the Debtor’s assumption of executory contracts pursuant to Article IX of the Plan.

T.           Additional Plan Provisions (11 U.S.C. § 1123(b)(6)).  The provisions of the Plan are appropriate and consistent with the applicable provisions of the Bankruptcy Code, thereby satisfying section 1123(b)(6) of the Bankruptcy Code.

U.           The Debtor’s Compliance with the Bankruptcy Code (11 U.S.C. § 1129(a)(2)).  The Debtor has complied with the applicable provisions of the Bankruptcy Code, thereby satisfying section 1129(a)(2) of the Bankruptcy Code.  Specifically:

1.           the Debtor is an eligible debtor under section 109 of the Bankruptcy Code and is a proper proponent of the Plan under section 1121(a) of the Bankruptcy Code;

2.           the Debtor has complied with applicable provisions of the Bankruptcy Code, except as otherwise provided or permitted by orders of the Bankruptcy Court; and

3.           the Debtor has complied with the applicable provisions of the Bankruptcy Code, including sections 1125 and 1126, the Bankruptcy Rules, the Local Rules, any applicable non-bankruptcy law, rule and regulation, the Scheduling Order and all other applicable law, in transmitting the Plan, the Disclosure Statement, the Ballots and related documents and notices and in soliciting and tabulating the votes on the Plan.

V.           Plan Proposed in Good Faith (11 U.S.C. § 1129(a)(3)).  The Debtor has proposed the Plan (including all documents necessary to effectuate the Plan) and the transactions contemplated in the Plan in good faith and not by any means forbidden by law, thereby satisfying section 1129(a)(3) of the Bankruptcy Code.  The Debtor’s good faith is evident from the facts and record of the Chapter 11 Case, the Disclosure Statement and the record of the Confirmation Hearing and other proceedings held in the Chapter 11 Case.  The Plan was proposed with the legitimate and honest purpose of maximizing the value of the Debtor’s Estate and to effectuate a successful reorganization of the Debtor, including a material reduction in the Debtor’s debt, with a view to making the Debtor an attractive acquisition target.  The Plan (including all documents necessary to effectuate the Plan) was negotiated at arm’s-length among representatives of the Debtor, the Holders of TruPS Claims, and their respective professionals.  Further, the Plan’s classification is consistent with sections 105, 1122, 1123(b)(6), and 1129 of the Bankruptcy Code and is necessary for the Debtor’s successful reorganization.

W.           Payment for Services of Costs and Expenses (11 U.S.C. § 1129(a)(4)).  Any payment made or to be made by the Debtor or by a person acquiring property under the Plan for services or for costs and expenses of the Debtor’s professionals in connection with the Chapter 11 Case, or in connection with the Plan and incident to the Chapter 11 Case, has been approved by, or is subject to the approval of, the Court as reasonable, thereby satisfying section 1129(a)(4) of the Bankruptcy Code.

X.           Directors, Officers, and Insiders (11 U.S.C. § 1129(a)(5)).  The Debtor has complied with section 1129(a)(5) of the Bankruptcy Code.  The identity and affiliations of the persons proposed to serve as the initial directors and officers of the Reorganized Debtor after confirmation of the Plan has been fully disclosed to the extent available, and the appointment to, or continuance in, such offices of such persons is consistent with the interests of Holders of Claims and Equity Interests and with public policy.  Each such individual and each member of the board of directors of the Reorganized Debtor will serve in accordance with the terms and subject to the conditions of the certificates of incorporation and bylaws (or as set forth in the descriptions thereof) and any other relevant organizational documents, each as applicable.  The identity of any insider that will be employed or retained by the Reorganized Debtor and the nature of such insider’s compensation also have been fully disclosed.

Y.           No Rate Changes (11 U.S.C. § 1129(a)(6)).  The Plan does not provide for rate changes by the Reorganized Debtor.  Thus, section 1129(a)(6) of the Bankruptcy Code is not applicable in the Chapter 11 Case.

Z.           Best Interest of Creditors (11 U.S.C. § 1129(a)(7)).  The Plan satisfies section 1129(a)(7) of the Bankruptcy Code.  The evidence, including the liquidation analysis provided in the Disclosure Statement, and otherwise submitted, proffered or adduced before or at the Confirmation Hearing (a) is persuasive and credible, (b) has not been controverted by other evidence, and (c) establishes that each Holder of an Impaired Claim or Equity Interest either has accepted the Plan or will receive or retain under the Plan, on account of such Claim or Equity Interest, property of a value, as of the Effective Date, that is not less than the amount that such Holder would receive or retain if the Debtor was liquidated under chapter 7 of the Bankruptcy Code on such date.

AA.           Acceptance by Certain Classes (11 U.S.C. § 1129(a)(8)).  The Classes of Claims and Equity Interests listed in the chart below are Classes of Unimpaired Claims or Equity Interests that are conclusively presumed to have accepted the Plan in accordance with section 1126(f) of the Bankruptcy Code.

Class	Designation
Class 1	Other Priority Non-Tax Claims
Class 2	Unsecured Claims
Class 4	Equity Interests

The Class of Claims listed in the chart below has voted to accept the Plan in accordance with sections 1126(b) and (c) of the Bankruptcy Code, and such Class does not include insiders of the Debtor (as that term is defined in section 101(31) of the Bankruptcy Code).

Class	Designation
Class 3	TruPS Claims

The Plan satisfies section 1129(a)(8) and (a)(10) of the Bankruptcy Code.

BB.           Treatment of Administrative Claims, Priority Tax Claims, and Other Non-Tax Claims (11 U.S.C. § 1129(a)(9)).  The treatment of Administrative Claims pursuant to Article II, Section 2.1 of the Plan satisfies the requirements of section 1129(a)(9)(A) of the Bankruptcy Code.  The treatment of Priority Tax Claims pursuant to Article II, Section 2.2 of the Plan satisfies the requirements of section 1129(a)(9)(C) of the Bankruptcy Code.

CC.           Acceptance by Impaired Class (11 U.S.C. § 1129(a)(10)).  As evidenced by the Voting Certification, the Class of Claims listed in the chart below voted to accept the Plan by the requisite numbers and amounts, determined without including any acceptance of the Plan by any insider (as that term is defined in section 101(31) of the Bankruptcy Code), thereby satisfying the requirements of section 1129(a)(10) of the Bankruptcy Code.

Class	Designation
Class 3	TruPS Claims

DD.           Feasibility (11 U.S.C. § 1129(a)(11)).  The information in the Disclosure Statement and the evidence proffered or adduced at the Confirmation Hearing (a) is persuasive and credible, (b) has not been controverted by other evidence, and (c) establishes that the Plan is feasible and that there is a reasonable prospect of the Reorganized Debtor being able to meet its financial obligations under the Plan and its business either in the ordinary course or pursuant to an acquisition and that confirmation of the Plan is not likely to be followed by the liquidation or the need for further financial reorganization of the Reorganized Debtor, except as disclosed in Article V of the Plan, thereby satisfying the requirements of section 1129(a)(11) of the Bankruptcy Code.

EE.           Payment of Fees (11 U.S.C. § 1129(a)(12)).  All fees payable under section 1930 of title 28, United States Code, as determined by the Bankruptcy Code, have been or will be paid on or before the Effective Date pursuant to Article X of the Plan, thereby satisfying the requirements of section 1129(a)(12) of the Bankruptcy Code.

FF.           Continuation of Employee and Retiree Benefits (11 U.S.C. § 1129(a)(13)).  Article IV.C.14 of the Disclosure Statement provides that all employee compensation and benefit plans of the Debtor, including benefit plans and programs subject to sections 1114 and 1129(a)(13) of the Bankruptcy Code, entered into before or after the Petition Date and not since terminated, shall be honored.  Accordingly, the Plan satisfies the requirements of section 1129(a)(13) of the Bankruptcy Code.

GG.           No Domestic Support Obligations (11 U.S.C. § 1129(a)(14)).  The Debtor is not required by a judicial or administrative order, or by statute, to pay a domestic support obligation.  Accordingly, section 1129(a)(14) of the Bankruptcy Code is inapplicable in the Chapter 11 Case.

HH.           Debtor is Not An Individual (11 U.S.C. § 1129(a)(15)).  The Debtor is not an individual, and accordingly, section 1129(a)(15) of the Bankruptcy Code is inapplicable in the Chapter 11 Case.

II.           No Applicable Non-Bankruptcy Law Regarding Transfers (11 U.S.C. § 1129(a)(16)).  The Debtor is a moneyed, business or commercial corporation, and accordingly, section 1129(a)(16) of the Bankruptcy Code is inapplicable in the Chapter 11 Case.

JJ.           No Unfair Discrimination; Fair and Equitable (11 § U.S.C. 1129(b)).  No Classes of Claims or Equity Interests have voted to reject, or are deemed to have rejected, the Plan.  Therefore, the provisions of Section 1129(b) are inapplicable.

KK.           Only One Plan (11 U.S.C. § 1129(c)).  The Plan is the only plan filed in the Debtor’s Chapter 11 Case and, accordingly, section 1129(c) of the Bankruptcy Code is inapplicable in the Chapter 11 Case.

LL.           Principal Purpose of the Plan (11 U.S.C. § 1129(d)).  The principal purpose of the Plan is not the avoidance of taxes or the avoidance of the application of section 5 of the Securities Act.  Accordingly, the Plan satisfies the requirements of section 1129(d) of the Bankruptcy Code.

MM.           Satisfaction of Confirmation Requirements.  Based upon the foregoing, the Plan satisfies the requirements for confirmation set forth in section 1129 of the Bankruptcy Code.

NN.           Implementation.  All documents necessary to implement the Plan, and all other relevant and necessary documents have been negotiated in good faith and at arm’s-length and shall, upon completion of documentation and execution, be valid, binding and enforceable agreements and shall not be in conflict with any federal or state law.

OO.           Settlement.  Except as otherwise provided in the Plan and the Confirmation Order, the Plan is a settlement between and among the Debtor and its creditors and equity holders of all claims and litigation against the Debtor, pending or threatened, or that was or could have been commenced against the Debtor prior to the date of entry of the Confirmation Order (other than the Reorganized Debtor’s ability to prosecute objections to Claims and other retained causes of action to the extent preserved under the Plan, including but not limited to the provisions of Articles VI, Sections 6.17 and 6.19 of the Plan).

PP.           Good Faith.  The Debtor and the Reorganized Debtor will be acting in good faith if they proceed to (a) consummate the Plan and the agreements, settlements, transactions and transfers contemplated thereby and (b) take the actions authorized and directed by the Confirmation Order.

QQ.           Valuation.  The valuation analysis in Article VI of the Disclosure Statement was prepared by the Debtor’s financial advisor, Baker Tilly Valuation, LLC, in accordance with standard and customary valuation principles and practices, and is a fair and reasonable estimate of the value of the Debtor’s business as a going concern.

RR.           Retention of Jurisdiction.  The Court may properly, and upon the Effective Date shall, retain jurisdiction over all matters arising out of, and related to, the Chapter 11 Case, including the matters set forth in Article XII of the Plan and section 1142 of the Bankruptcy Code.

ORDER

ACCORDINGLY, IT IS HEREBY ORDERED, ADJUDGED, DECREED AND DETERMINED THAT:

1.           Findings of Fact and Conclusions of Law.  The above-referenced findings of fact and conclusions of law are hereby incorporated by reference as though fully set forth herein and shall constitute findings of fact and conclusions of law pursuant to Bankruptcy Rule 7052, made applicable herein by Bankruptcy Rule 9014.  To the extent that any finding of fact shall be determined to be a conclusion of law, it shall be deemed so, and vice versa.

2.           Notice of the Confirmation Hearing.  Notice of the Confirmation Hearing complied with the terms of the Scheduling Order, was appropriate and satisfactory based upon the circumstances of the Chapter 11 Case and was in compliance with the provisions of the Bankruptcy Code, the Bankruptcy Rules, the Local Rules and applicable non-bankruptcy law, and no further or additional notice was necessary or required.

3.           Solicitation.  The solicitation of votes on the Plan complied with the Solicitation Procedures, was appropriate and satisfactory based upon the circumstances of the Chapter 11 Case, and was in compliance with the provisions of the Bankruptcy Code, the Bankruptcy Rules, the Local Rules and applicable non-bankruptcy law.

4.           Ballots.  The Ballots are in compliance with Bankruptcy Rule 3018(c), conform to Official form B14, and are approved in all respects.

5.           The Disclosure Statement.  The Disclosure Statement:  (a) complies in all respects with any disclosure requirement of applicable non-bankruptcy law, including the Securities Act, to the extent applicable, (b) contains “adequate information” (as such term is defined in section 1125(a)(1) and used in section 1126(b)(2) of the Bankruptcy Code) with respect to the Debtor, the Plan, and the transactions contemplated therein, and (c) is approved in all respects.  To the extent that the Debtor’s solicitation of acceptances of the Plan is deemed to constitute an offer of new securities, the Debtor is exempt from the registration requirements of the Securities Act (and of any equivalent state securities or “blue sky” laws) with respect to such solicitation under section 4(2) of the Securities Act.  Section 4(2) of the Securities Act exempts from registration under the Securities Act all “transactions by an issuer not involving any public offering.”  The Debtor has complied with the requirements of section 4(2) of the Securities Act, as the prepetition solicitation of acceptances would constitute a non-public offering of securities.

6.           Confirmation of the Plan.  The Plan and each of its provisions shall be, and hereby are, CONFIRMED under section 1129 of the Bankruptcy Code.  The terms of the Plan are incorporated by referenced into and are an integral part of the Confirmation Order.

7.           Objections.  All objections, responses to, and statements and comments, if any, in opposition to, the Plan and/or the Disclosure Statement, respectively, other than those withdrawn with prejudice in their entirety prior to, or on the record at, the Confirmation Hearing, shall be, and hereby are, overruled in their entirety.

8.           No Action Required.  Pursuant to the appropriate provisions of the Wisconsin Business Corporation Law and section 1142(b) of the Bankruptcy Code, no action of the respective directors, stockholders, managers, or members of the Debtor or Reorganized Debtor, as applicable, shall be required to authorize the Debtor or Reorganized Debtor, as applicable, to enter into, execute, deliver, file, adopt, amend, restate, consummate or effectuate, as the case may be, the Plan and any contract, instrument or other document to be executed, delivered, adopted or amended in connection with the implementation of the Plan, including any documentation executed in connection with the Creditors’ Trust Agreement.

9.           Binding Effect.  On or after entry of the Confirmation Order and subject to the occurrence of the Effective Date, the provisions of the Plan and the Confirmation Order shall bind the Debtor, the Reorganized Debtor, all Holders of Claims and Equity Interests (irrespective of whether such Claims or Equity Interests are Impaired under the Plan or whether the Holders of such Claims or Equity Interests accepted or are deemed to have accepted the Plan), all entities that are parties to or are subject to settlements, compromises, releases, discharges and  injunctions described in the Plan or herein, any and all non-Debtor parties to executory contracts and unexpired leases with the Debtor, any other party in interest in the Chapter 11 Case and the respective heirs, executors, administrators, successors or assigns, if any, of any of the foregoing.

Page 10of 16
10.           Free and Clear.  Pursuant to section 1141(b) of the Bankruptcy Code, and except as otherwise provided in the Plan or in the Confirmation Order, from and after the Effective Date, the Reorganized Debtor shall be vested with all property of the Estate, free and clear of all Claims, Liens, encumbrances, charges and other interests of Holders of Claims or Equity Interests.  From and after the Effective Date, the Reorganized Debtor may operate its business and use, acquire or dispose of assets free of any restrictions imposed by the Bankruptcy Code, the Bankruptcy Rules, the Bankruptcy Court, or the Office of the United States Trustee (except for quarterly operating reports and fees associated therewith).  In addition, on the Effective Date, the Reorganized Debtor may engage in any other transactions in furtherance of the Plan.

11.           Authorizations to Take Acts Necessary to Implement Plan.  The Debtor or the Reorganized Debtor, as applicable, may take all actions to execute, deliver, File or record such contracts, instruments, releases, leases and other agreements or documents and take such actions as may be necessary or appropriate to effectuate and implement the provisions of the Plan without the need for any further notice to or action, order or approval of the Bankruptcy Court, or other act or action under applicable law, regulation, order or rule except for those expressly required pursuant to the Plan.  All matters provided for pursuant to the Plan that would otherwise require approval of the shareholders, directors, managers or members of the Debtor or the Reorganized Debtor shall be deemed to have been so approved and shall be in effect prior to, on or after the Effective Date (as appropriate) pursuant to applicable law and without any requirement of further action by the shareholders, directors, managers or members of the Debtor, or the need for any approvals, authorizations, actions or consents except as otherwise expressly required pursuant to the Plan.  The Confirmation Order shall constitute all approvals and consents required, if any, by the laws, rules and regulations of all states and any other governmental authority with respect to the implementation or consummation of the Plan and any documents, instruments or agreements, and any amendments or modifications thereto, and any other acts and transactions referred to in or contemplated by the Plan, the Disclosure Statement and any documents, instruments or agreements and any amendments or modifications thereto.  On the Effective Date, or as soon as thereafter as is practicable, the Reorganized Debtor shall file its Articles of Amendment with the Wisconsin Department of Financial Institutions – Division of Corporate and Consumer Services, in accordance with the Wisconsin Business Corporation Law.

12.           Effectiveness of All Actions.  Except as set forth in the Plan, all actions authorized to be taken pursuant to the Plan shall be effective on, prior to or after the Effective Date pursuant to the Confirmation Order, without the need for any further notice to or action, order or approval of the Bankruptcy Court, or other act or action under applicable law, regulation, order or rule except those expressly required pursuant to the Plan.

13.           Issuance of New Stock.  The Reorganized Debtor is authorized to issue the Company Preferred Stock pursuant to the terms and conditions of the Plan.  Pursuant to section 1141(b) of the Bankruptcy Code, from and after the Effective Date, the Holders of Equity Interest shall be vested with the same Equity Interests, each held pre-Petition.

14.           Officers and Directors.  The structure and composition of the Board of Directors and the Reorganized Debtor’s officers shall be as set forth in the Plan and Disclosure Statement.  Each director and officer thereof shall serve from and after the Effective Date pursuant to the terms of the organizational documents or other constituent documents.  Pursuant to section 1129(a)(5)(A)(ii) of the Bankruptcy Code, the Court approves as consistent with the interests of Holders of Claims and Equity Interests and with public policy the selection, election and/or continuance, as the case may be, of these individuals; provided, that nothing set forth herein shall prevent any of the foregoing individuals from resigning or from being removed or replaced as an officer or director without further order of the Court in accordance with the terms of the Reorganized Debtor’s organizational documents, as applicable.  On the Effective Date (or on the Confirmation Date with respect to any actions taken prior to the Effective Date), the adoption and filing (as necessary) of the Reorganized Debtor’s organizational documents not otherwise specifically enumerated in the Confirmation Order shall be authorized and approved in all respects, subject to the provisions hereof and in the Plan, and any other applicable law.

15.           Compliance with Section 1123(a)(6) of the Bankruptcy Code.  The Articles of Amendment of the Reorganized Debtor as set forth in the Plan complies in all respects with section 1123(a)(6) of the Bankruptcy Code, and are hereby approved.  The adoption and filing by the Reorganized Debtor of such Articles of Amendment is hereby authorized, ratified and approved.

16.           Exemption from Securities Law.  The issuance of the Company Preferred Stock pursuant to the Plan and any subsequent sales, resales or transfers, or other distributions of any such securities shall be exempt from any federal or state securities laws registration requirements, including section 5 of the Securities Act, to the fullest extent permitted by section 1145 of the Bankruptcy Code.  In addition, under section 1145 of the Bankruptcy Code, any security contemplated by the Plan and any and all settlement agreements incorporated therein, will be freely tradable by the recipients thereof, subject to (a) the provisions of section 1145(b)(1) of the Bankruptcy Code relating to the definition of an underwriter in section 2(a)(11) of the Securities Act, and compliance with any rules and regulations of the Securities and Exchange Commission, if any, applicable at the time of the future transfer of such securities or instruments, and (b) the restrictions, if any, on the transferability of such security and instruments in the organizational documents set forth in the Plan or other constituent documents.

17.           Cancellation of Existing Securities and Agreements.  On the Effective Date, except as otherwise specifically provided for in the Plan or the Confirmation Order:  (a) the obligations of the Debtor under the Debentures and the related Indentures, the Declarations and the Company Guarantees and any other certificate, share, note, bond, indenture, purchase right, option, warrant or other instrument or document directly or indirectly evidencing or creating any indebtedness or obligation of or ownership interest in the Debtor giving rise to any Claim or Equity Interest (except such certificates, notes, or other instruments or documents evidencing indebtedness or obligations of the Debtor that are reinstated pursuant to the Plan), shall be canceled as to the Debtor, and the Reorganized Debtor shall not have any continuing obligations thereunder; and (b) the obligations of the Debtor pursuant, relating or pertaining to any agreements, indentures, certificates of designation, bylaws or certificate or articles of incorporation or similar documents governing the shares, certificates, notes, bonds, indentures, purchase rights, options, warrants or other instruments or documents evidencing or creating any indebtedness or obligation of the Debtor (except such agreements, certificates, notes or other instruments evidencing indebtedness or obligations of the Debtor that are specifically reinstated pursuant to the Plan) shall be released and discharged; provided that notwithstanding Confirmation or the occurrence of the Effective Date, any such indenture or agreement that governs the rights of the Holder of a Claim or Equity Interest shall continue in effect solely for purposes of and solely to the extent necessary for allowing Holders to receive distributions under the Plan and as provided in the Plan; provided, further, that the preceding proviso shall not affect the discharge of Claims or Equity Interests pursuant to the Bankruptcy Code, the Confirmation Order or the Plan or result in any expense or liability to the Reorganized Debtor, except as provided in the Plan.

18.           Subordination.  Except as otherwise expressly provided in any of the Plan, the Confirmation Order, any other order of the Court:  (a) the classification and manner of satisfying all Claim and Equity Interests under the Plan takes into consideration all subordination rights, whether arising by contract or under general principles of equitable subordination, section 510 of the Bankruptcy Code, or otherwise; (b) all subordination rights that a Holder of a Claim or Equity Interest may have with respect to any distribution to be made under the Plan shall be discharged and terminated and all actions related to the enforcement of such subordination rights shall be enjoined permanently; and (c) the distributions under the Plan to the Holders of Allowed Claims will not be subject to payment of a beneficiary of such subordination rights, or to levy, garnishment, attachment or other legal process by a beneficiary of such terminated subordination rights.

19.           Release of Liens.  Except as otherwise provided herein, in the Plan or in any contract, instrument, release or other agreement or document created pursuant to the Plan, and without any prejudice to the rights of the Debtor, on the Effective Date and concurrently with the applicable distributions made pursuant to the Plan and, in the case of a Secured Claim, satisfaction in full of the portion of the Secured Claim that is Allowed as of the Effective Date, all mortgages, deeds of trust, Liens, pledges or other security interests against any property of the Estate, shall be fully released and discharged, and all of the right, title and interest of any Holder of such mortgages, deeds of trust, Liens, pledges or other security interests shall revert to the Reorganized Debtor, its successors and assigns.

20.           Compromise of Controversies.  In consideration for the distributions and other benefit provided under the Plan, the provisions of the Plan constitute a good faith compromise and settlement of all Claims and controversies resolved under the Plan and the entry of the Confirmation Order constitutes approval of such compromise and settlement under Bankruptcy Rule 9019, subject to Article XI, Section 11.2 of the Plan.

21.           Assumption or Rejection of Contracts and Leases.  Except as otherwise provided in the Plan, in the Confirmation Order or in any contract, instrument, release, indenture, or other agreement or document entered into in connection with the Plan, as of the Effective Date, the Debtor shall be deemed to have assumed each executory contract and unexpired lease to which it is a party, pursuant to section 365 of the Bankruptcy Code, unless such contract or lease (a) was previously assumed or rejected by the Debtor, (b) previously expired or terminated pursuant to its own terms, or (c) is the subject of a motion to reject filed by the Debtor on or before the Confirmation Date.  Such contract and lease assumptions or rejections are hereby approved as of the Effective Date pursuant to sections 365(b) and 1123(b) of the Bankruptcy Code and all objections, if any, are overruled.

22.           Tax Claims Bar Date.  Any Creditor holding a Priority Tax Claim or any Claim that would otherwise be of a kind specified in section 507(a)(8) of the Bankruptcy Code, but for the fact that such Claim arose prior to the applicable statutory period set forth in section 507(a)(8) of the Bankruptcy Code must file a Proof of Claim on account of such Claim and such Proof of Claim must be filed with the Bankruptcy Code on or before December 15, 2009, and all such Claims for which a Proof of Claim is not timely Filed may be forever barred from assertion against the Debtor or the Reorganized Debtor, their Estates and their property.

23.           Resolution of Contingent, Unliquidated and Disputed Claims.  Except as otherwise set forth herein or by order of the Bankruptcy Court, the Debtor and the Reorganized Debtor, as applicable, shall have exclusive authority to File objections to, and settle, compromise, withdraw or litigate to judgment objections to any and all Disputed claims.  From and after the Effective Date, the Reorganized Debtor, as applicable, may settle, compromise or withdraw objections to any contingent or Disputed Claim without approval of the Bankruptcy Court or notice to any party.  Except as otherwise set forth herein, the Debtor, prior to the Effective Date, and thereafter the Reorganized Debtor, shall have the exclusive authority to File objections to and settle, compromise, withdraw or litigate to judgment objections to any and all Disputed Claims not otherwise reflected in the Debtor’s books and records and not otherwise satisfied and paid pursuant to Article VIII of the Plan.  From and after the Effective Date, the Reorganized Debtor may settle, compromise or withdraw objections to any Disputed Claim without approval of the Bankruptcy Court or notice to any party.  Except as expressly provided by the Plan or in any order entered in the Chapter 11 Case prior to the Effective Date (including the Confirmation Order), no Claim shall be deemed Allowed unless and until such Claim is deemed Allowed under the Plan or the Bankruptcy Code or the Bankruptcy Court has entered a Final Order (including the Confirmation Order) in the Chapter 11 Case allowing such Claim.  Except as expressly provided by the Plan or any order entered in the Chapter 11 Case prior to the Effective Date (including the Confirmation Order), the Reorganized Debtor will have and shall retain after the Effective Date any and all rights and defenses that the Debtor had with respect to any Claim as of the Petition Date.

24.           Authorization to Consummate.  The Debtor is authorized to consummate the Plan at any time after the entry of the Confirmation Order subject to satisfaction or waiver (by the required parties) of the conditions precedent to Consummation set forth in Article X of the Plan.

25.           Professional Compensation.  Professionals or other Entities asserting a Fee Claim for services rendered before the Confirmation Date must File and serve on the “Notice Parties,” as that term is defined in the Debtor’s Motion for Administrative Order Establishing Procedures for Interim Compensation and Reimbursement of Expenses of Professionals, an application for final allowance of such Fee Claim no later than 45 days after the Effective Date. Objections to the final allowance of any Fee Claim must be Filed and served on the Reorganized Debtor and the requesting party by the later of (a) 45 days after the Effective Date or (b) 30 days after the Filing of the applicable request for payment of the Fee Claim. Notice of a hearing on the final allowance of Fee Claims shall be provided in accordance with the Bankruptcy Code, the Bankruptcy Rules and the Local Rules. The Reorganized Debtor is authorized to pay compensation for professional services rendered and reimbursement of expenses incurred after the Effective Date in the ordinary course of business and without the need for Court approval.

26.           Administrative Claims.  Subject to the provisions of sections 328(a), 330 and 331 of the Bankruptcy Code, in full and final satisfaction, settlement, release and discharge of, and in exchange for, each Allowed Administrative Claim, each Holder of such Allowed Administrative Claim shall be paid in full in Cash the unpaid portion of such Allowed Administrative Claim in accordance with the terms of the applicable contract or agreement governing such Claim, if any, or otherwise in the ordinary course of business.

27.           Discharge.  As of the Effective Date, except as otherwise provided in the Plan and the Confirmation Order, the confirmation of the Plan shall:  (a) as provided in and pursuant to Article XI, Section 11.2 of the Plan and except as otherwise provided in the Plan, discharge and release all Claims, Equity Interests and Causes of Action against the Debtor or any of its assets or properties of any nature whatsoever, including any interest accrued on Claims or Equity Interest from and after the Petition Date, whether known or unknown, against, liabilities of, Liens on, obligations of, rights against and Equity Interests in the Debtor, such assets or properties, regardless of whether any property shall have been distributed or retained pursuant to the Plan on account of such Claims and Equity Interests, including demands, liabilities and Causes of Action that arose before the Effective Date, any contingent or non-contingent liability on account of representations or warranties issued on or before the Effective Date, and all debts of the kind specified in sections 502(g), 502(j) or 502(i) of the Bankruptcy Code, in each case whether or not a Proof of Claim was filed, such Claim was allowed or the Holder of such Claim has accepted the Plan and such discharge and release shall constitute a judicial determination of the discharge of all Claims and Equity Interests and any default by the Debtor or its Affiliates with respect to any Claim or Equity Interest that existed immediately prior to or on account of the filing of the Chapter 11 Case shall be deemed cured; and (b) as provided in and pursuant to Section 6.15 of the Plan, cancel the Debenture, the related Indentures and the Company Guarantees, and the Equity Interests, provided that any such indenture or agreement that governs the rights of the Holder of a Claim or Equity Interest shall continue in effect solely for the purpose of and solely to the extent necessary for (i) allowing Holders to receive distributions under the Plan and (ii) as otherwise provided by the Plan.

28.           Return of Deposits.  All utilities, including any Person who received a deposit or other form of adequate assurance of performance pursuant to section 366 of the Bankruptcy Code during the Chapter 11 Case (collectively, the “Adequate Assurance Deposits”), including any deposit provided pursuant to any order of the Court approving the Debtor’s Motion for Interim and Final Orders (i) Prohibiting Utility Providers from Altering, Refusing or Discontinuing Services to the Debtor; (ii) Deeming Utility Providers Adequately Assured of Future Performance; and (iii) Establishing Procedures to Determine Requests for Adequate Assurance of Payment, shall return such Adequate Assurance Deposits to the Debtor or the Reorganized Debtor, as the case may be, at the conclusion of the Chapter 11 Case, if not returned or applied earlier.

29.           Indemnification Obligations.

a.           As provided in Article IX, Section 9.3 of the Plan, on and from the Effective Date, the Reorganized Debtor shall assume all indemnification obligations currently in place, whether in the bylaws, certificates of incorporation, board resolutions, contracts, applicable state law, or otherwise for the current and former directors, officers, managers, employees, attorneys, other professionals and agents of the Debtor.  Any Claim based on the Debtor’s obligations herein shall not be a Disputed Claim or subject to any objection in either case by reason of section 502(e)(1)(B) of the Bankruptcy Code.  In the event that any Indemnified Party, as a result of matters to which the foregoing Indemnification may relate, the Reorganized Debtor shall promptly reimburse any such Indemnified Party, in accordance with, and to the extent of, the Reorganized Debtor’s indemnification obligations, for its reasonable and documented legal and other expenses (including the cost of any investigation and preparation) incurred in connection therewith as such expenses are incurred and after a request for indemnification is made in writing, with reasonable documentation in support thereof.

b.           As of the Effective Date, the Debtor shall assume (and assign to the Reorganized Debtor if necessary to continue the D&O Liability Insurance Policies in full force) all of the D&O Liability Insurance Policies pursuant to section 365(a) of the Bankruptcy Code.  Notwithstanding anything to the contrary contained herein, Confirmation of the Plan shall not discharge, impair or otherwise modify any obligations assumed by the foregoing assumption of the D&O Liability Insurance Policies, and each such obligation shall be deemed and treated as an executory contract that has been assumed by the Debtor under the Plan as to which no Proof of Claim need be Filed.  On or before the Effective Date, the Reorganized Debtor may obtain reasonably sufficient tail coverage under a directors’ and officers’ liability insurance policy for the current and former directors, officers, and managers.

30.           Payment of Statutory Fees.  All fees payable pursuant to section 1930 of title 28 of the United States Code shall be paid as and when due or otherwise pursuant to an agreement between the Reorganized Debtor and the United States Department of Justice, Office of the United States Trustee, until such time as the Chapter 11 Case shall be closed and Debtor shall pay any such fees.

31.           Compliance with Tax Requirements.  Each Holder of an Allowed Claim that is to receive a distribution under the Plan shall have the sole and exclusive responsibility for the satisfaction and payment of any tax obligations imposed by any governmental unit, including income, withholding and other tax obligations, on account of such distribution.  Any party issuing any instruments or making any distribution under the Plan has the right, but not the obligation, to not make a distribution until such Holder has made arrangements satisfactory to such issuing or distributing party for payment of any such tax obligations.  The Reorganized Debtor and the Disbursing Agent are authorized to take all actions necessary or appropriate to comply with applicable withholding and reporting requirements, including liquidating a portion of the distribution to be made under the Plan to generate sufficient funds to pay applicable withholding taxes, withholding distributions pending receipt of information necessary to facilitate such distributions, or establishing any other mechanisms they believe are reasonable and appropriate.

32.           Documents, Mortgages and Instruments.  Each federal, state, commonwealth, local, foreign or other governmental agency is hereby authorized to accept any and all documents, mortgages and instruments necessary or appropriate to effectuate, implement or consummate the transactions contemplated by the Plan and the Confirmation Order.

33.           Reversal/Stay/Modification/Vacatur of Confirmation Order.  Except as otherwise provided in the Confirmation Order, if any or all of the provisions of the Confirmation Order are hereafter reversed, modified, vacated or stayed by subsequent order of the Court, or any other court, such reversal, stay, modification or vacatur shall not affect the validity or enforceability of any act, obligation, indebtedness, liability, priority or lien incurred or undertaken by the Debtor or the Reorganized Debtor, as applicable, prior to the effective date of any such reversal, stay, modification or vacatur.  Notwithstanding any such reversal, stay, modification or vacatur of the Confirmation Order, any such act or obligation incurred or undertaken pursuant to, or in reliance on, the Confirmation Order prior to the effective date of such reversal, stay, modification or vacatur shall be governed in all respects by the provisions of the Confirmation Order and the Plan or any amendments or modifications thereto.

34.           Continued Effect of Stays and Injunction.  All injunctions or stays provided in, or in connection with, the Chapter 11 Case, whether pursuant to sections 105 or 362 of the Bankruptcy Code, or any other applicable law or court order, in effect immediately prior to the Confirmation of the Plan, shall remain in full force and effect thereafter, except as otherwise provided by the Confirmation Order, the Plan or their own terms.  Nothing herein shall bar the taking of such other actions as are necessary to effectuate the transactions specifically contemplated by the Plan or by the Confirmation Order.

35.           Preservation of Causes of Action.  Any Causes of Action that the Debtor may hold against any Entity are hereby preserved in accordance with Article VI, Section 6.17 of the Plan.

36.           Retention of Jurisdiction.  Notwithstanding the entry of the Confirmation Order or the occurrence of the Effective Date, pursuant to sections 105 and 1142 of the Bankruptcy Code, the Court, except as otherwise provided in the Plan or herein, shall retain exclusive jurisdiction over all matters arising out of, and related to, the Chapter 11 Case to the fullest extent as is legally permissible, including jurisdiction over the matters set forth in Article XII of the Plan.

37.           Provisions of Plan and Confirmation Order Nonseverable and Mutually Dependent.  The provisions of the Plan and the Confirmation Order, including the findings of the fact and conclusions of law set forth herein, are nonseverable and mutually dependent.

38.           Modifications.  Without need for further order or authorization of the Court, the Debtor or the Reorganized Debtor is authorized and empowered to make any and all modifications to documents that are necessary to effectuate the Plan, that do not materially modify the terms of such documents and are consistent with the Plan.  Subject to certain restrictions and requirements set forth in section 1127 of the Bankruptcy Code and Bankruptcy Rule 3019 and those restrictions on modifications set forth in the Plan, the Debtor expressly reserves its right to revoke or withdraw, or to alter, amend or modify materially the Plan, one or more times, after Confirmation and, to the extent necessary, may initiate proceedings in the Bankruptcy Court to so alter, amend, or modify the Plan, or remedy any defect or omission, or reconcile any inconsistencies in the Plan, the Disclosure Statement, or the Confirmation Order in such matters as may be necessary to carry out the purposes and intent of the Plan.  Any such modification shall be considered a modification of the Plan and shall be made in accordance with Article XIII of the Plan.  Entry of the Confirmation Order means that all modifications or amendments to the Plan since the solicitation thereof are approved pursuant to section 1127(a) of the Bankruptcy Code and do not require additional disclosure or re-solicitation under Bankruptcy Rule 3019.

39.           Governing Law.  Except to the extent that the Bankruptcy Code or other federal law is applicable, or to the extent an Exhibit to the Plan provides otherwise (in which case the governing law specified therein shall be applicable to such Exhibit), the rights, duties and obligations arising under the Plan shall be governed by, and construed and enforced in accordance with, the laws of the State of Wisconsin without giving effect to the principles of conflict of laws.

40.           Applicable Non-Bankruptcy Law.  Pursuant to sections 1123(a) and 1142(a) of the Bankruptcy Code, the provisions of the Confirmation Order, the Plan and related documents or any amendments or modifications thereto shall apply and be enforceable notwithstanding any otherwise applicable non-bankruptcy law.

41.           Notice of Confirmation Order.  In accordance with Bankruptcy Rules 2002 and 3020(c), as soon as reasonably practicable after the Effective Date, the Debtor shall serve notice of the entry of the Confirmation Order, substantially in the form annexed hereto as Exhibit B to all parties who hold a Claim or Equity Interest in the Chapter 11 Case, including those parties who have requested service of papers under Bankruptcy Rule 2002 and the U.S. Trustee.  Such notice is hereby approved in all respects and shall be deemed good and sufficient notice of entry of the Confirmation Order.

42.           Waiver of Stay.  The stay of the Confirmation Order provided by any Bankruptcy Rule (including Bankruptcy Rules 3020(e), 6004(h) and 6006(d)), whether for ten (10) days or otherwise, is hereby waived, and the Confirmation Order shall be effective and enforceable immediately upon its entry by the Court.

43.           References to Plan Provisions.  References to Articles of the Plan are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of the Plan except as specifically provided herein.  The failure to specifically include or to refer to any particular article, section or provision of the Plan or any related document in the Confirmation Order shall not diminish or impair the effectiveness of such article, section or provision, it being the intent of the Bankruptcy Court that the Plan and any related documents be confirmed in their entirety.

44.           Headings.  Headings utilized herein are for convenience and reference only, and shall not constitute a part of the Plan or the Confirmation Order for any other purpose.

45.           Effect of Conflict Between the Plan and Confirmation Order.  If there is any inconsistency between the terms of the Plan and the terms of the Confirmation Order, the terms of the Confirmation Order shall govern and control.

46.           No Waiver.  The failure to specifically include any particular provision of the Plan in the Confirmation Order will not diminish the effectiveness of such provision nor constitute a waiver thereof, it being the intent of the Court that the Plan is confirmed in its entirety and incorporated hereby by this reference.

47.           Internal Revenue Service.  Notwithstanding any provision to the contrary in the Plan, the Confirmation Order or in any other implementing Plan documents:  (a) nothing shall affect the ability of the Internal Revenue Service (“IRS”) to pursue, to the extent allowed by non-bankruptcy law, any non-debtor for any liabilities that may be related to any federal tax liabilities owed by the Debtor or the Reorganized Debtor; (b) the Priority Tax Claims Bar Date shall apply to the claims of the IRS only to the extent that the Debtor or the Reorganized Debtor files its outstanding federal tax returns for claims that are subject to the Priority Tax Claims Bar Date one hundred and twenty days prior to the Priority Tax Claims Bar Date; (c) the Debtor or the Reorganized Debtor will file within 60 days of the Effective Date, or as otherwise may be mutually agreed in writing, those outstanding federal tax returns listed by the IRS in its proofs of claims for the Chapter 11 Case; (d) the IRS rights to setoff and recoupment shall be preserved; (e) with respect to IRS claims, the automatic stay provision set forth in the Plan shall not extend beyond the applicable period provided for pursuant to section 362 of the Bankruptcy Code; and (f) for the sole and limited purpose of payment of the IRS’s claims, the Effective Date shall be defined as the day selected by the Debtor that is a Business Day after the Confirmation Date on which the conditions as specified in the Plan, including Article X, Section 10.2, have been satisfied or waived; provided, however, that such date shall be no more than ninety days from the date of the docketing of the Confirmation Order without further order of the Court.  To the extent that the Debtor elects not to pay the Priority Tax Claims of the IRS in full on the Effective Date, payment on such claims shall commence on the Effective Date and be paid on a no less frequent than equal quarterly basis, or other mutually agreed upon basis in writing, for a period of not more than five years after the Petition Date with interest to accrue from the Effective Date at the rate and method set forth in 26 U.S.C. Sections 6621 and 6622, or as otherwise may be mutually agreed in writing.

48.           Final Order.  The Confirmation Order is a final order and the period in which an appeal must be filed shall commence upon the entry hereof.

#####